Exhibit 99.1

TOUCHMARK BANCSHARES, INC.

3rd Quarter Report

2008

Dear Shareholder,

I am pleased to update you on the progress that Touchmark National Bank and Touchmark Bancshares, Inc., have made over the past nine months. Touchmark National Bank opened for business on January 28th, 2008. We now have banking locations in Norcross, Duluth and Doraville, each a dynamic and diverse economic market. Our banking activity has been favorable despite the travails of the overall banking industry. Our success in raising capital during our public offering, the guidance provided by our Board of Directors, and the outstanding team of banking professionals we have assembled have provided us with considerable advantages in today’s banking environment. You will be pleased to know that we have recently been examined by the both the Office of the Comptroller of the Currency (OCC) and the Federal Reserve and received successful examinations from both.

Through September 30, 2008, Touchmark National Bank has grown to just under $50 million in assets. Our loan portfolio totals $23.4 million, and we maintain a robust pipeline of loan opportunities. We are being extremely diligent in these unprecedented financial markets. The unsettling performance of our competitors has provided us with outstanding opportunities to book high quality assets at favorable spreads.

Deposits amounted to $11.1 million at quarter-end. Atlanta banks are paying the highest deposit rates in the entire United States. This aggressive competition for funds can largely be attributed to poorly performing banks which have been forced to pay premium rates in order to attract funding for their non-performing assets. Touchmark has judiciously sought out and secured favorably priced alternative funding sources to enhance our net interest margin. We plan to supplement our deposit growth with institutional funding as we work to build a strong client deposit base. Deposits are becoming increasingly important for our Bank as we continue to grow. As a shareholder, you can make an important contribution to our progress by moving your banking business to Touchmark. Our excellent products and services are competitively positioned and our attention to detail has been well received by our clients.

Through September 30th, Touchmark reported a consolidated loss of just under $4 million which includes all of our organizational and start-up expenses. This loss is favorable to our budget projections and is well in line with the five year plan presented to our Regulators. Our progress towards profitability is a function of growing our assets to a sufficient size so that our interest income and operating income will exceed our operating expenses. While it will take time for Touchmark to become cumulatively profitable, our monthly deficit continues to shrink. Please know that we are diligently managing every dollar spent and are mindful of our fiduciary responsibility to you the shareholder.

The financial turmoil of 2008 has claimed banks that have been longstanding institutions in Georgia. One of the great Southern banks that will soon disappear lived for almost 150 years by the mantra of soundness, profitability and growth which provided it with consistent top quartile earnings and a fortress balance sheet. However, over the past five years, greed and unprincipled growth became the prevailing attitude and 150 years of achievement was wiped out in almost the blink of an eye. Soundness, profitability and growth remain the core principles on which great banks are built and these principles will guide Touchmark as we take on the challenges and opportunities ahead.

Thank you for your continued confidence in Touchmark - it is greatly appreciated.

William R. Short

President & CEO

Headlines and Highlights:

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Touchmark opened its beautiful new Peachtree Pavilion branch in Doraville on October 15th. This office is located next to Hennessy Lexus on Peachtree Industrial Boulevard just inside the perimeter. Stop by to visit Vitra Darden, Branch Manager, or Charlene Fang, Senior Business Development Officer, or call them at 770 407- 6740.

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Touchmark can provide full FDIC insurance on certificates of deposit up to $50,000,000. This is well beyond the $250,000 currently offered by the FDIC at most other banks. Please call us for details or visit our website at www. touchmarknb.com and click on the CDARS demo on our home page.

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Touchmark has elected to participate in the FDIC’s Temporary Liquidity Guarantee Program. This program provides full deposit insurance for all noninterest bearing transaction deposit accounts, regardless of dollar amount through the end of 2009.

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We have been sending a bi-monthly Touchmark newsletter to shareholders, clients and friends via the Internet. If you have not been receiving our e-newsletter and would like to, please forward your email address to billshort@touchmarknb.com and we will gladly add you to our list.

Locations

Headquarters

3740 Davinci Court, Suite 150

Norcross, GA 30092

770-407-6700

Duluth

3170 Peachtree Industrial Boulevard

Suite 100

Duluth, GA 30097

770-407-6730

Doraville

6035 Peachtree Road, Suite C-120

Doraville, GA 30360

770-407-6740

www.touchmarknb.com

Touchmark Bancshares, Inc.

September 30, 2008

(Unaudited)

Income Statement	9 months
Interest Income	$1,389,404
Interest Expense	$160,622
Net Interest Income	$1,228,782
Provision for Loan Loss	$296,980
Non-Interest Expense	$3,592,520
Net Loss	$(2,623,090)

Balance Sheet

Total Loans	$23,377,982
Total Investments	$23,782,684
Total Assets	$55,748,138
Total Deposits	$11,123,537
Total Liabilities	$24,523,100
Accumulated Deficit	$(4,009,594)
Stockholder Equity	$31,225,038

Key Ratios

Net Interest Margin	4.07%
Allowance as % of loans	1.25%
Non-performing loan%	0.00%
Tier 1 risk-based capital ratio	75.03%